Filed pursuant to Rule 433

Registration No. 333-164299

January 12, 2010

FINAL TERM SHEET

$500,000,000 3.000% Notes due 2015

Issuer:	Stryker Corporation

Security Type:	3.000% Notes due 2015

Size:	$500,000,000

Maturity Date:	January 15, 2015

Coupon (Interest Rate):	3.000%

Interest Payment Dates:	Each January 15 and July 15, commencing July 15, 2010

Yield to Maturity:	3.023%

Benchmark Treasury:	2.625% due December 2014

Spread to Benchmark Treasury:	T+55 bps

Benchmark Treasury Yield:	2.473%

Make-Whole Call:	T+10 bps

Price to Public:	99.894%

Expected Settlement Date:	January 15, 2010

Joint Bookrunners:	Banc of America Securities LLC Barclays Capital Inc. Wells Fargo Securities, LLC

Co-Managers:

BNP Paribas Securities Corp.

Citigroup Global Markets Inc.

J.P. Morgan Securities Inc.

Mitsubishi UFJ Securities (USA), Inc.

Scotia Capital (USA) Inc.

U.S. Bancorp Investments, Inc.

Fifth Third Securities, Inc.

KeyBanc Capital Markets Inc.

Mizuho Securities USA Inc.

PNC Capital Markets LLC

CUSIP / ISIN:	863667 AA9 / US863667AA94

Ratings:	A3 / A+

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling or e-mailing Banc of America Securities LLC at 1-800-294-1322 or dg.prospectus_distribution@bofasecurities.com, Barclays Capital Inc. at 1-888-603-5847 or barclaysprospectus@broadridge.com, or Wells Fargo Securities, LLC at 1-800-326-5897 or Prospectus.specialrequests@wachovia.com.

$500,000,000 4.375% Notes due 2020

Issuer:	Stryker Corporation

Security Type:	4.375% Notes due 2020

Size:	$500,000,000

Maturity Date:	January 15, 2020

Coupon (Interest Rate):	4.375%

Interest Payment Dates:	Each January 15 and July 15, commencing July 15, 2010

Yield to Maturity:	4.459%

Benchmark Treasury:	3.375% due November 2019

Spread to Benchmark Treasury:	T+75 bps

Benchmark Treasury Yield:	3.709%

Make-Whole Call:	T+12 bps

Price to Public:	99.328%

Expected Settlement Date:	January 15, 2010

Joint Bookrunners:	Banc of America Securities LLC Barclays Capital Inc. Wells Fargo Securities, LLC

Co-Managers:

BNP Paribas Securities Corp.

Citigroup Global Markets Inc.

J.P. Morgan Securities Inc.

Mitsubishi UFJ Securities (USA), Inc.

Scotia Capital (USA) Inc.

U.S. Bancorp Investments, Inc.

Fifth Third Securities, Inc.

KeyBanc Capital Markets Inc.

Mizuho Securities USA Inc.

PNC Capital Markets LLC

CUSIP / ISIN:	863667 AB7 / US863667AB77

Ratings:	A3 / A+

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling or e-mailing Banc of America Securities LLC at 1-800-294-1322 or dg.prospectus_distribution@bofasecurities.com, Barclays Capital Inc. at 1-888-603-5847 or barclaysprospectus@broadridge.com, or Wells Fargo Securities, LLC at 1-800-326-5897 or Prospectus.specialrequests@wachovia.com.